Exhibit 99.2
S H A R E H O L D E R L E T T E R S E C O N D Q U A R T E R 2 0 2 2
R E D W O O D T R U S T

Dear Shareholders,

The second quarter of 2022 was one of the most volatile periods in recent financial history, failing to produce many bright spots for us or an industry beleaguered by the impact of inflation, including record spikes in mortgage rates. The ongoing repricing of rate sensitive assets accelerated during the quarter, impacting values of even the safest mortgage-related investments. Our positioning became decisively more conservative in response - we were happy to cede flashy volume headlines in favor of Redwood’s time-tested approach to managing mortgage credit and market risk. Through that lens, we prioritized loan pipeline turnover and strong liquidity, knowing there were market forces at play beyond our control.

Considering the broader context of the last few economic cycles, we’ve frankly seen much worse, and are a bit dismayed that equity markets seem to be pricing in the second coming of the Great Financial Crisis of 2008. The story in 2022 is markedly different. At Redwood, we ended the second quarter with $371 million of unrestricted cash, low leverage, significant unencumbered assets and continued exceptional credit performance from our investment portfolio. Couple this with relatively light mortgage banking pipelines at quarter-end, and we feel well-positioned in a housing finance ecosystem still trying to find its footing.

Our book value declined approximately 10% during the quarter to $10.78 per share at June 30, 2022, primarily reflecting market dynamics in June that had a pronounced effect on the fair value of our investment portfolio. It is worth highlighting that our overall decline in GAAP book value included $(1.02) per share of investment portfolio fair value changes that almost exclusively reflect unrealized mark-to-market losses due to credit spread widening. These assets remain on our balance sheet and we generally expect to hold them for the long term. Importantly, we observed very little deterioration in expected future cash flows during the quarter. As such, substantially all of the GAAP losses in our investment portfolio segment were non-cash and are recoverable as markets stabilize. Our portfolio’s net discount to par now stands at approximately $3.35 per share.

Without shying away from our second quarter results, we believe our team’s intense focus and total commitment to Redwood’s stakeholders were exemplary during the quarter. A few examples of this are noteworthy. We actively managed our jumbo and single-family rental (“SFR”) pipelines as interest rate volatility spiked, guiding residential production volumes lower for our more rate-sensitive products, and adjusting our go-forward SFR pipeline as appropriate for higher rates. Along with a proactive hedging discipline, this allowed us to significantly mitigate the impact of negative price action in the underlying securities. This meant our adjusted margins for the second quarter – while certainly impacted by volatility – outperformed most market yardsticks. In our Residential business, for instance, margin declines during the second quarter were less than half the underperformance of jumbo loans versus their benchmarks during the same period.

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This Shareholder Letter contains time-sensitive information and may contain forward-looking statements. The information contained herein is only accurate as of July 28, 2022. We undertake no obligation to update or revise the information contained herein, including forward-looking statements, whether as a result of new information, future events, or otherwise. Additional detail regarding the forward-looking statements in this Shareholder Letter and the important factors that may affect our actual results in 2022 are described at the end of this Shareholder Letter under the heading “Forward-Looking Statements.”

We have also made several important enhancements to our capital position, highlighted by a $215 million long-term capital raise in early June, and successful extension or initiation since January of approximately $3.8 billion of warehouse facilities, over 60% of which are non-marginable. This allowed us to remain opportunistic, and we deployed approximately $245 million during the quarter, including $33 million into share repurchases at a significant discount to our June 30, 2022 book value. The remainder of capital deployment centered on business purpose lending (“BPL”) investments – largely bridge loans for which coupons have reset meaningfully higher – and incremental growth in our home equity investment (“HEI”) portfolio. We continue to believe that today’s investing environment is attractive and we intend to deliberately deploy this capital into accretive opportunities across organic and third-party investments as well as into our common shares.

So, in such a difficult period for our industry, what will our blueprint look like for the remainder of the year? After 28 years as an industry leader and public company filer, the answer may sound familiar. Across our enterprise we will continue to maintain a patient, long-term investor mindset that stretches well beyond fiscal quarters; aggressively manage risk; and work diligently to enhance our franchise while pursuing efficiencies.

Our mortgage banking platforms – the centerpiece of our corporate mission of making quality housing, whether rented or owned, accessible to all American households – will leverage their intangibles to emphasize profitability and maintain a leading and stable market presence. The functions we serve in the non-Agency ecosystem remain a critical source of market liquidity for hundreds of mortgage originators, thousands of real estate investors, and a deep cohort of whole loan and RMBS investors. While sentiment has begun to improve, most market participants remain uncertain around the economy, and we suspect they will stay tethered to Fed actions and the resulting path of interest rates. In keeping, we will continue to prioritize the path to consistent profitability, which will likely entail lower volume levels in the near-term relative to our long-term strategic growth ambitions.

In this vein, a key difference of Redwood’s versus others in the space is our operating DNA. As a purchaser of residential loans, we manage a much different cost structure than a traditional originator. As such, we have avoided the high fixed and regulatory costs that come with this territory. Our revenue model differs, too, and is more concentrated toward capital markets activities associated with the buying and selling of residential loans. In most cases this nuance serves us very well; we’ve tended to generate strong and durable returns over time with a modest workforce, making it easier to recalibrate when volumes dictate. Our ability to access diverse distribution channels remains a competitive differentiator.

As a direct BPL lender, we leverage customized technology to serve our clients more quickly, managing to what we believe is the market’s strongest net cost to originate. We can also pivot efficiently to meet both borrower demand and appropriate risk/reward thresholds for our capital. As such, approximately 60% of second quarter BPL originations were floating-rate bridge loans. While BPL mortgage banking income was impacted by significant spread widening on our securitizations, we were an early mover in adjusting our rate sheets and are addressing resurgent demand for our bridge product, with sponsors willing to pay attractive rates for shorter-term loans with more prepayment flexibility. And while we expect BPL fundings to likely slow in the second half of the year, we’re continuing to serve our client base in ways most others cannot.

In cyclical markets like today’s, it’s not always a straight line that gets you to your destination the fastest. We’re now in the midst of a significant retrenchment by both established and would-be competitors who don’t possess the liquidity or track record to survive a sustained market downturn. Many of these competitors had only commenced operations in recent years – easily the most accommodating period in the history of the mortgage market thanks to quantitative easing by the Federal Reserve and record low mortgage rates. We expect this trend to bode well for Redwood – both in terms of organic growth opportunities and further strategic acquisitions. We’re already seeing credit standards tighten for a number of lenders, offering us an opportunity to deepen inroads across an array of product types.

Next, we expect to remain constructive on strategic M&A, with an emphasis on top-tier platforms that can be potentially acquired at prices we haven’t seen in many years. On July 1, 2022, we successfully closed the acquisition of Riverbend Lending (“Riverbend”), using the time between signing and closing to leverage our experience in integrating teams, most notably in human resources and technology. We anticipate full integration to be complete by the end of 2022. We believe Riverbend’s bridge production will add valuable diversity to CoreVest’s existing product and geographic footprint. And importantly, our track record in M&A has made Redwood one of the first calls in the industry as platforms come to market, from both bankers and directly from other platforms seeking to partner.

Finally, we’ll remain focused on the fundamentals backing our long-term investment portfolio, regardless of near-term market movements. The GAAP accounting rules are particularly harsh for illiquid assets such as ours, contributing to significant earnings volatility that is often untethered to the underlying cash flows. One of the most attractive aspects of our investment portfolio is its bespoke nature – it is unique to us and difficult, if not impossible, to replicate elsewhere. Many of our assets are now quite seasoned, with continued expectations of strong pay performance and low losses driven in part by the tailwinds of recent home price appreciation. For instance, the loans underpinning our core reperforming loan investments (SLST), which constitute approximately 20% of our investment portfolio (by capital), have over 15 years of seasoning, declining delinquencies through time, cumulative losses of less than 0.2% and HPA adjusted LTVs of around 45%. Taken as a whole, across our investment portfolio delinquencies remain low – at June 30, 90+ day delinquencies within our jumbo, SFR and bridge portfolios stood at 1.7%, 2.4% and 2.6% respectively.

Following active use of our share repurchase program in the second quarter, today we announced a new $125 million common stock repurchase program (replacing our previously approved repurchase plan from 2018) and continued our previous authorization for the repurchase of outstanding corporate debt. We have tremendous confidence in our team, our portfolio and our liquidity and see an opportunity to express that constructively in a manner that we believe will continue to benefit shareholders. While the amount we may ultimately repurchase is of course dynamic, we would note that to date in the third quarter, our stock has traded, on average, at a 25% discount to our June 30, 2022 book value.

As we look towards the remainder of the year, we view today’s market challenges as significant long-term opportunities for Redwood. The housing market remains woefully undersupplied, creating a durable technical driver that supports investments in residential credit across a broad array of economic scenarios. Sentiment will continue to shift between fear of persistent inflation and what many now believe is an inevitable recession – underscored by the prospect that we may soon be living with both. But regardless of one’s take on the near-term fate of the economy, the addressable market in housing remains vast, and we believe that Redwood’s opportunities have never been greater as we work across multiple facets of housing finance – including residential, business purpose lending, fintech, and proptech. As the market continues to jump at every new economic datapoint, and lurch at every Fed blackline, we’re reminded of the popular Chinese proverb, “The best time to plant a tree was twenty years ago...the second-best time is now.”

We appreciate your patience, support, and trust in our team.

Christopher J. Abate	Dashiell I. Robinson
Chief Executive Officer	President

Note to Readers
We file annual reports (on Form 10-K) and quarterly reports (on Form 10-Q) with the Securities and Exchange Commission. These filings, our Redwood Review presentation and our earnings press releases provide information about Redwood and our financial results in accordance with generally accepted accounting principles (GAAP). These documents, as well as information about our business and a glossary of terms we use in this and other publications, are available through our website, www.redwoodtrust.com. We encourage you to review these documents. Within this document, in addition to our GAAP results, we may also present certain non-GAAP measures. When we present a non-GAAP measure, we provide a description of that measure and a reconciliation to the comparable GAAP measure within the Non-GAAP Measurement section of the Endnotes to the Redwood Review, which can be found on our website, www.redwoodtrust.com, under “Financials” within the “Investor Relations” Section. References herein to “Redwood,” the “company,” “we,” “us,” and “our” include Redwood Trust, Inc. and its consolidated subsidiaries. Note that because we generally round numbers in the tables to millions, except per share amounts, some numbers may not foot due to rounding. References to the “second quarter” refer to the quarter ended June 30, 2022, and references to the “third quarter” refer to the quarter ended September 30, 2022, unless otherwise specified.

Forward-looking statements
This shareholder letter may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan,” "could" and similar expressions or their negative forms, or by references to strategy, plans, goals, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are described below and may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-K, 10-Q, and 8-K. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise. Statements regarding the following subjects, among others, are forward-looking by their nature: statements we make regarding Redwood’s business strategy and strategic focus, statements related to our financial outlook and expectations for 2022 and future years, statements regarding our available capital and sourcing additional capital, statements regarding opportunities to deploy capital, including organic and third-party investments, strategic mergers and acquisitions, and common stock repurchases, and other statements regarding pending business activities and expectations and estimates relating to our business and financial results. Additional detail regarding the forward-looking statements in this shareholder letter and the important factors that may affect our actual results in 2022 are described in the Redwood Review under the heading “Forward-Looking Statements”, which can be found on our website, www.redwoodtrust.com, under “Financials” within the “Investor Relations” Section.